                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                       SUNBURST HOSTPITALITY CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                       SUNBURST HOSPITALITY CORPORATION
                              10770 Columbia Pike
                         Silver Spring, Maryland 20901


                           NOTICE OF ANNUAL MEETING
                            To Be Held May 10, 2000

                       --------------------------------


To the Stockholders of
SUNBURST HOSPITALITY CORPORATION

     The 2000 Annual Meeting of Stockholders (the "Annual Meeting") of Sunburst Hospitality Corporation, a Delaware corporation ("Sunburst") will be held at the Quality Suites Hotel, 3 Research Court, Rockville, Maryland 20850 at 11:00 a.m. (E.D.T.) on Wednesday, May 10, 2000 for the following purposes:

     1. To elect three Class I directors to hold office for a three-year term ending at the 2003 Annual Meeting of Stockholders and their successors are elected and qualified; and

     2. To transact such other business as may properly come before the Annual Meeting.

     Holders of record of Sunburst common stock at the close of business on March 30, 2000, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. Stockholders are reminded that your shares of Sunburst common stock cannot be voted unless you properly execute and return the enclosed proxy card or make other arrangements to have your shares represented at the meeting. A list of stockholders will be available for inspection at the office of Sunburst located at 10770 Columbia Pike, Silver Spring, Maryland, at least 10 days prior to the Annual Meeting.

                                   By Order of the Board of Directors

                                   SUNBURST HOSPITALITY CORPORATION



                                   Douglas H. Verner
                                   Secretary

April 10, 2000
Silver Spring, Maryland


  TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND
               MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                       SUNBURST HOSPITALITY CORPORATION
                              10770 COLUMBIA PIKE
                         SILVER SPRING, MARYLAND 20901
                           _________________________

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 20, 2000
                          __________________________

                              GENERAL INFORMATION

     This proxy statement ("Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of Sunburst Hospitality Corporation, a Delaware corporation ("Sunburst"), for use at the 2000 Annual Meeting of Stockholders of Sunburst to be held at 11:00 a.m. (E.D.T.) on May 10, 2000, at the Quality Suites Hotel, 3 Research Court, Rockville, Maryland and at any adjournment(s) or postponement(s) thereof (the "Annual Meeting"). This Proxy Statement and proxy card are being mailed to Sunburst's stockholders on or about April 10, 2000.

     Sunburst's Annual Report on Form 10-K (including certified financial statements) for the twelve-month period ended December 31, 1999 accompanies this Proxy Statement, but is not part of the proxy solicitation material.

Voting of Proxies

     Your vote is important. Shares can be voted at the Annual Meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, you are urged to sign, date and return the accompanying proxy card.

     When the enclosed proxy card is properly signed, dated and returned, the stock represented by the proxy will be voted in accordance with your directions. You can specify your voting instructions by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specific voting instructions, your shares of Sunburst common stock will be voted as recommended by the directors: "FOR" the election of the three nominees for director named on the proxy card. Abstentions marked on the proxy card are voted "against" the directors' proposals but are counted in the determination of a quorum.

     You may revoke your proxy at any time before it is voted at the meeting by
(i) filing with American Stock Transfer & Trust Company in its capacity as transfer agent for Sunburst (the "Transfer Agent"), at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy,
(ii) executing a later-dated proxy relating to the same shares of Sunburst Common Stock and delivering it to the Transfer Agent at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, without voting, constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

Votes Required

     The close of business on March 30, 2000 has been fixed as the record date for determination of holders of Sunburst common stock entitled to notice of and to vote at the Annual Meeting. On that date, there were outstanding and entitled to vote 15,358,837 shares of Sunburst common stock. The presence, either in person or by proxy, of persons entitled to cast a majority of such votes constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker "no"-votes on returned proxies are counted as shares present in the determination of whether the shares of stock represented at the Annual Meeting constitute a quorum.

     Stockholders are entitled to one vote per share on all matters submitted for consideration at the Annual Meeting. With regard to the election of directors, votes may be cast in favor of, or withheld from, one or all nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions are counted towards a quorum in tabulations of the votes cast on proposals presented to the stockholders. Broker non-votes are not counted for purposes of determining whether a proposal has been approved. A broker "non-vote" occurs when a nominee holding shares of Sunburst common stock for a beneficial owner does not vote on a particular item and has not received instructions from the beneficial owner.

     The affirmative vote of a plurality of shares of Sunburst common stock present in person or represented by proxy at the Annual Meeting is required to elect the directors nominated. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting.

     Certain members of the Bainum family (including various trusts, partnerships and corporations established by members of the Bainum family) in the aggregate have the right to vote approximately 46.46% of the number of outstanding shares of Sunburst common stock. Stewart Bainum, Jr., who beneficially holds 17.93% of the outstanding shares of Sunburst common stock has indicated an intention to vote in accordance with the recommendations of the Board of Directors. Other members of the Bainum family have not been polled as to how they intend to vote.

Solicitation of Proxies

     Sunburst will bear the cost of the solicitation. In addition to solicitation by mail, Sunburst will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Sunburst common stock of whom they have knowledge, and will reimburse them for their expenses in so doing. Directors, officers and other employees of Sunburst, not specially employed for the purpose, may solicit proxies without additional remuneration therefore, by personal interview, mail, telephone or telegraph.

                        ELECTION OF CLASS III DIRECTORS

     The Board of Directors currently consists of three classes of directors, as nearly equal in number as possible. Directors hold office for staggered terms of three years (or less if they are filling a vacancy) and until their successors are elected and qualified. One of the three classes, comprising approximately one-third of the directors, is elected each year to succeed the directors whose terms are expiring. The directors in Class I will be elected at the 2000 Annual Meeting to serve for a term expiring at Sunburst's Annual Meeting of Stockholders in the year 2003. The directors in Classes II have terms expiring in 2001, and the directors in Class III have terms expiring at Sunburst's Annual Meeting of Stockholders 2002.

     Sunburst's Board of Directors has proposed the following nominees for election as directors at the annual meeting:

                        Nominees for Class I Directors
          With Terms Expiring at the Annual Meeting in the Year 2003:

                              Christine A. Shreve
                                Carole Y. Prest
                                Keith P. Pitts

     The Board of Directors recommends a vote "FOR" the election of the above-named nominees as directors for a term of three years. Proxies solicited by the Board of Directors will be voted "FOR" the election of the nominees, unless otherwise instructed on the proxy card.

     Information is provided below with respect to each nominee for election and each director continuing in office. Should one or more of these nominees become unavailable to accept nomination or election as a director, the individuals named as proxies on the enclosed proxy card will vote the shares that they represent for the election of such other persons as the Board may recommend, unless the Board reduces the number of directors. The Board of Directors knows of no reason why any of the nominees will be unavailable or unable to serve.


Nominees for Election as Directors

Class I -- Nominees for Terms Expiring 2003

     Christine A. Shreve, 42, Member of the Board of Sunburst since June 1998. President, Shreve, Bowersox, P.C., an independent accounting firm, since 1992.
Director: Realty Investment Company.

     Carole Y. Prest, 48, Member of the Board of Sunburst since November 1997. President, Maridea LLC, a strategy consulting firm, since December 1998; Senior Vice President, Strategy, Marketing and Product Development for Manor Care from September 1997 to November 1998; President and Chairman of the Board, Manor Care Foundation, April 1997 to November, 1998; Vice President, Corporate Strategic Planning, September 1995, through September 1997; Vice President and General Manager and various other positions at Genrad 1985 through 1994. Director: Board of Advisors - Integrated Health Networks, Operation Smile - Washington, D.C. Board of Governors, and Greater Washington Board of Directors - Arthritis Foundation.

     Keith B. Pitts, 42, Member of the Board of Sunburst since November 1997. Executive Vice President, Vanguard Heath Systems from July, 1999 to present; Chairman and Chief Executive Officer of the Mariner Post-Acute Network, Inc. from November 1997 to June, 1999; Consultant to Apollo from August 1997 to November 1997; Consultant to Tenant Healthcare Corp. ("Tenant") from February 1997 to August 1997; Executive Vice President and Chief Financial Officer of OrNda Health Corp. from August 1992 until its merger with Tenet in January 1997.

Class II - Terms Expire 2001

     Stewart Bainum, Jr., 55, Chairman of the Board of Sunburst from November 1996 to July 1998 and since December 1998; a member of the Board of Sunburst's predecessors from 1982 to July 1998; Chairman of the Board of Choice Hotels International, Inc. from March 1987 to November 1996 and since October 1997; Chairman of the Board of Manor Care since September 1998; Chairman of the
Board and Chief Executive Officer of Manor Care and Manor Care Health Services, Inc. ("MCHS") from March 1987 to September 1998, Chief Executive Officer of Manor Care since March 1987 and President since June 1989; Vice Chairman of the Board of Vitalink Pharmacy Services, Inc. ("Vitalink") since December 1994; Vice Chairman of the Board of Manor Care and subsidiaries from June 1981 to March 1987; Director of Manor Care since August 1981, of Vitalink since September 1991 and of MCHS since 1976; President of MCHS from May 1990 to May 1991; Chairman of the Board and Chief Executive Officer of Vitalink from September 1991 to February 1995 and President and Chief Executive Officer from March 1987 to September 1991. Director: Manor Care, Inc.; Choice Hotels International, Inc.; John Hopkins University.

     Paul A. Gould, 54, Managing Director of Allen & Company Incorporated (investment banking firm) for more than five years and other positions at Allen & Company Incorporated since 1973; Director of Sunburst since November 1996.
Director: Liberty Media Corporation and Ascent Entertainment Group.

Class III --Terms Expire in 2002

     Donald J. Landry, 51, Chief Executive Officer, President and Vice Chairman of Sunburst since July 1999, Chief Executive Officer and Vice Chairman of Sunburst Hospitality Corporation since October 1997; President of Choice Hotels International, Inc. from January 1995 to October 1997; President of Manor Care Hotel Division ("MCHD") from March 1992 to November 1996; various executive positions with Richfield Hotel Management, Inc. and its predecessors for more than 16 years, including President of MHM Corporation.

     Leland C. Pillsbury, 53, Founder, Chairman and CEO of Thayer Lodging Group, Inc. (one of the 10 largest private owner/developer of hotels in the U.S.) He has held those positions with Thayer since 1989. Director of Sunburst since April, 1999.

The Board of Directors

     The Board of Directors is responsible for overseeing the overall performance of Sunburst. Members of the board are kept informed of Sunburst's business through discussions with the Chairman, the Chief Executive Officer and other members of Sunburst's management, by reviewing materials provided to them and by participating in board and committee meetings. The Board of Directors consists of seven directors. Five of the directors are not, and have never been, officers of Sunburst.

     For the twelve-months ended December 31, 1999, the Board of Directors held five meetings. In 1999, each director attended all of the meetings of the Board of Directors and of the committees of the Board of Directors on which such director served since the time that such director joined the Board of Directors.

Committees of the Board

     The standing committees of the Board of Directors include the Audit, Ethics and Compliance Committee, the Compensation/Key Executive Stock Option Plan Committee, and the Nominating and Corporate Governance Committee. The current members of the standing committees are as follows:

  Compensation/Key Executive Stock Option         Nominating & Corporate
  Plan Committee                                  Governance Committee

  Keith B. Pitts, Chair                           Carole Y. Prest, Chair
  Leland C. Pillsbury                             Paul A. Gould

  Audit, Ethics and Compliance
  Committee

  Paul A. Gould, Chair
  Carole Y. Prest
  Christine A. Shreve

     The Compensation/Key Executive Stock Option Plan Committees administer Sunburst's stock option plans and grant stock options thereunder, review compensation of officers and key management employees, recommend development programs for employees such as training, bonus and incentive plans, pensions and retirement, and review other employee fringe benefit programs. The Compensation/Key Executive Stock Option Plan Committees held four meetings during the twelve-months ended December 31, 1999.

     The Nominating and Corporate Governance Committee is responsible for administering the Sunburst Corporate Governance Guidelines, assessing the functioning of the Board, determining size and composition of the Board, recommending candidates to fill vacancies on the Board, determining actions to be taken with respect to directors who are unable to perform their duties, setting Sunburst's policies regarding the conduct of business between Sunburst and any other entity affiliated with a director and determining the compensation of non-employee directors. The Nominating and Corporate Governance Committee met once during the twelve-month period ended December 31, 1999. This Committee will consider nominees submitted by security holders. To make a nomination for director at the Annual Meeting of Stockholders to be held in 2001, security holders should submit a name, and brief biography of the nominee, to Sunburst's corporate secretary by March 10, 2001.

     The Audit, Ethics and Compliance Committee reviews the scope and results of the annual audit, reviews and approves the services and related fees of Sunburst's independent public accountants, reviews Sunburst's internal accounting controls and reviews Sunburst's Internal Audit Department and its activities. It also reviews telephone calls to the Sunburst ethics hotline, and oversees the implementation of the Sunburst corporate compliance program. The Audit Committee met twice during the twelve-month period ended December 31, 1999.

Compensation of Directors

     Sunburst compensates its directors under two programs:

(1) The Sunburst Hospitality Corporation Non-Employee Director Stock Option and Deferred Compensation Stock Purchase Plan. Part A of the Plan provides that eligible non-employee directors are granted options to purchase 5,000 shares of Sunburst's common stock on their first date of election and are granted options to purchase 1,000 shares on their date of election in subsequent calendar years. Part B of the Plan provides that eligible non-employee directors may elect to defer a minimum of 25% of committee fees earned during the ensuing fiscal year. The fees which are so deferred will be used to purchase Sunburst's common stock on the open market within 15 days after December 1, February 28 and May 31 of such fiscal year. Pending such purchases, the funds will be credited to an Interest Deferred Account, which will be interest bearing. Stock, which is so purchased, will be deposited in a Stock Deferred Account pending distribution in accordance with the Plan.

(2) The Non-Employee Director Stock Compensation Plan. Eligible non-employee directors will receive annually, in lieu of cash, restricted shares of Sunburst's common stock, the fair market value of which at the time of grant will be equal to $30,000, which will represent the Board of Directors retainer and meeting fees. In addition, all non-employee directors receive $1,610 per diem for Committee meetings attended on a date other than a date that the Board of Directors meets. Directors are reimbursed in cash for travel expenses and other out-of-pocket expenses.

     Directors who are employees of Sunburst receive no separate remuneration for their services as directors.

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                  MANAGEMENT

     The following table sets forth the amount of Sunburst's common stock beneficially owned by (i) each director of Sunburst, (ii) Sunburst's chief executive officer and the other four most highly compensated executive officers (the "Named Officers"), (iii) all officers and directors of Sunburst as a group and (iv) all persons who are known by Sunburst to own beneficially more than 5% of Sunburst's common stock, as of March 30, 2000. Unless otherwise specified, the address for each of them is 10770 Columbia Pike, Silver Spring, Maryland, 20901.

                                                                         Shares of
                                                                        Common Stock                 Percent of Shares
                  Name of Beneficial Owner                            Beneficially Owned               Outstanding(1)
                  ------------------------                            ------------------             ----------------
     Stewart Bainum, Jr.+........................................       2,754,008 (2)                     17.93%
     Antonio DiRico..............................................         140,532 (3)                         *
     Paul A. Gould...............................................         139,906 (4)                         *
     Kevin P. Hanley++...........................................         114,405 (5)                         *
     Donald J. Landry++..........................................         749,862 (6)                         *
     James A. MacCutcheon++......................................         367,559 (7)                         *
     Gregory Miller++............................................          77,874 (8)                         *
     Leland Pillsbury............................................           5,549 (9)                         *
     Keith B. Pitts..............................................           5,318(10)                         *
     Carole Y. Prest.............................................          15,700(11)                         *
     Christine A. Shreve.........................................          12,340(12)                         *
     All Directors and Officers as a Group (11 persons)..........       4,383,053(13)                     28.53%
     Barbara Bainum+.............................................       2,475,707(14)                     16.11%
     Bruce Bainum+...............................................       3,128,348(15)                     20.36%
     Stewart Bainum+.............................................       3,579,931(16)                     23.30%
     Roberta Bainum+.............................................       1,805,934(17)                     11.75%
     Ronald Baron................................................       5,073,701(18)                     33.03%
     Eric S. Dobbin..............................................       1,146,899(19)                      7.46%

___________________________________

*  Less than 1% of class.
+ The Bainum family and affiliated companies together control approximately 46.46% of Sunburst stock.
++ On February 16, 2000, the Board of Directors passed a resolution authorizing Sunburst to offer current employees the opportunity to terminate stock options with a strike price of $5.25 (the then current fair market price) or higher, and replace the terminated options with an award of restricted stock to be based upon a Black-Scholes valuation of the stock options terminated. As of March 16, 2000, all current employees elected to terminate the above market-value stock options.

(1) Percentages are based on 15,358,837 shares outstanding on March 30, 2000 (the "Record Date") plus, for each person, the shares which would be issued assuming that such person exercises all options he or she holds which are exercisable on such date or become exercisable within 60 days thereafter.

(2) Includes 18,135 shares owned directly by Mr. Bainum, Jr. and 874,729 shares owned directly by the Stewart Bainum, Jr. Declaration of Trust dated March 13, 1996, the sole trustee and beneficiary of which is the reporting person. Also includes 1,189,290 shares held directly by Realty Investment Company, Inc. ("Realty"), a real estate management and investment company in which Mr. Bainum, Jr. has shared voting authority; 593,209 shares owned by Mid Pines Associates Limited Partnership ("Mid Pines"), in which Mr. Bainum, Jr. is managing general partner and has shared voting authority, and 3,533 shares owned by the Foundation for Maryland's Future, in which Mr. Bainum, Jr. is the sole director. Also includes 75,112 shares which Mr. Bainum, Jr. has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the Record Date.

(3) Mr. DiRico resigned from the Company on June 2, 1999. Pursuant to an Agreement, Mr. DiRico is entitled to continue to vest in his stock options until July 2, 2000. Includes 5,392 shares held directly by Mr. DiRico. Also includes 133,309 shares, which Mr. DiRico has the right to acquire pursuant to stock options, which are currently exercisable or become exercisable within 60 days of the Record Date and 1,831 shares of restricted stock which are not vested but which Mr. DiRico has the right to vote.

(4) Includes 125,641 shares held directly by Mr. Gould, 8,118 shares of restricted stock granted under the Non-Employee Director Stock Compensation Plan to Mr. Gould which are not vested but which Mr. Gould has the right to vote and 6,147 shares which Mr. Gould has a right to acquire pursuant to stock options which are currently exercisable or become exercisable within 60 days of the Record Date.

(5) Includes 5,510 shares held directly by Mr. Hanley and 108,895 shares of restricted stock which are not vested but which Mr. Hanley has the right to vote.

(6) Includes 29,774 shares owned directly by Mr. Landry and 297,730 shares Mr. Landry has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the Record Date and 398,603 shares of restricted stock which are not vested but which Mr. Landry has the right to vote. Also includes 3,495 shares which Mr. Landry has the right to receive on termination of his employment pursuant to the terms of the 401(k) Plan.

(7) Includes 24,166 shares owned directly by Mr. MacCutcheon and 1,084 and 1,167 shares, respectively, which Mr. MacCutcheon has the right to receive upon termination of his employment pursuant to the 401(k) Plan and the Non-Qualified Plan. Also includes 100 shares held by minor children. Beneficial ownership of such shares is disclaimed. Also includes 104,064 shares Mr. MacCutcheon has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the Record Date and 235,252 shares of restricted stock which are not vested but which Mr. MacCutcheon has the right to vote.

(8) Includes 4,253 held directly by Mr. Miller and 269 and 521 shares, respectively, which Mr. Miller has the right to receive upon termination of his employment pursuant to the terms of the 401(k) Plan and the Non-Qualified Plan. Also includes 72,029 shares of restricted stock which are not vested but which Mr. Miller has the right to vote.

(9) Consists of 5,549 shares granted under the Non-Employee Director Stock Compensation Plan which are not vested. Mr. Pillsbury has the right to vote all 5,549 shares.

(10) Consists of 9,256 restricted shares granted under the Non-Employee Director Stock Compensation Plan which are not vested. Mr. Pitts has the right to vote all 9,256 shares. Also includes 1,667 shares Mr. Pitts has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the Record Date.

(11) Includes 11,006 restricted shares granted under the Non-Employee Director Stock Compensation Plan which are not vested. Ms. Prest has the right to vote all 11,006 shares. Also includes 4,694 shares Ms. Prest has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the Record Date.

(12) Includes 1,599 shares held directly by Ms. Shreve and 10,741 restricted shares granted under the Non-Employee Director stock Compensation Plan which are not vested. Ms. Shreve has the right to vote all 10,741 shares.

(13) Includes a total of 4,383,053 shares which the officers and directors included in the group have the right to acquire pursuant to stock options which are presently exercisable, or exercisable within 60 days of the Record Date, and a total of 4,848 shares and 1,688 shares, respectively, which such directors and officers have the right to receive upon termination of their employment with Sunburst pursuant to the terms of the 401(k) Plan and the Non-Qualified Savings Plan.

(14) Includes 326 shares held directly by Ms. Bainum and 98 restricted shares granted under the Non-Employee Director Stock Compensation Plan which are not vested, but which Ms. Bainum has the right to vote. Also includes 593,209 shares owned by Mid Pines, in which Ms. Bainum is a general partner and has shared voting authority, 1,189,290 shares owned by Realty in which Ms. Bainum's trust has voting stock and shared voting authority, 23,435 shares owned by Commonweal Foundation, in which Ms. Bainum is a Director and has shared voting authority and 669,349 shares owned directly by Barbara Bainum Declaration of Trust dated December 20, 1996, the sole trustee and beneficiary is the reporting person.

(15) Includes 31,500 shares held directly by Mr. Bainum and 635,457 shares owned directly by the Bruce Bainum Declaration of Trust dated March 13, 1997, the sole trustee and beneficiary is the reporting person. Also includes 593,209 shares owned by Mid Pines, in which Mr. Bainum is a general partner and has shared voting authority, 1,189,290 shares owned by Realty in which Mr. Bainum's trust has voting stock and shared voting authority, and 23,435 shares owned by Commonweal Foundation, in which Mr. Bainum is a Director and has shared voting authority. Also includes 655,457 shares owned by the Roberta Bainum Irrevocable Trust in which Mr. Bainum is the trustee and has sole voting authority.

(16) Includes 414 shares held directly by Mr. Bainum and 2,011,636 shares held directly by the Stewart Bainum Declaration of Trust, dated May 23, 1995, of which Mr. Bainum is the sole trustee and beneficiary, his interest in 85,000 shares owned by Cambridge Investment, LLC in which Mr. Bainum is the managing member with sole authority to vote the shares; 1,189,290 shares held directly by Realty, in which Mr. Bainum and his wife have shared voting authority; and 23,435 shares held by the Commonweal Foundation of which Mr. Bainum is Chairman of the Board of Directors and has shared voting authority. Also includes 266,237 shares held by the Jane L. Bainum Declaration of Trust, the sole trustee and beneficiary of which is Mr. Bainum's wife, and 621 shares which Mr. Bainum has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the Record Date. Also includes 3,298 shares of restricted stock granted under Sunburst's Non-Employee Director Stock Compensation Plan ("Non-Employee Director Stock Compensation Plan") to Mr. Bainum which are not vested but which Mr. Bainum has the right to vote.

(17) Includes 1,189,290 shares held directly by Realty in which Ms. Bainum has shared voting authority as a director; 593,209 shares owned by Mid-Pines in which Ms. Bainum is a general partner and has shared voting authority; and 23,435 shares owned by Commonweal Foundation of which Ms. Bainum is a director and has shared voting authority.

(18) As of December 31, 1999, based on a Schedule 13-D, filed by Mr. Baron with the Securities and Exchange Commission (the "Commission"). Mr. Baron's address is 450 Park Avenue, Suite 2800, New York, New York 10022.

(19) As of December 31, 1999, based on a Schedule 13-G filed by Mr. Dobbin with the Commission. Mr. Dobbin filed on behalf of Hamilton Partners Limited. Mr. Dobbin's address is 415 Madison Avenue, New York, New York 10017.

THE FOLLOWING COMPENSATION COMMITTEE REPORT AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation/Key Executive Stock Option Plan Committee, (the "Committee") is comprised of "outside directors" as defined in Section 162(m)(3) of the Code, who approve awards under the 1996 Long-Term Incentive Plan to the Chief Executive Officer and the Named Officers defined below. During 1999, the members of the Committee were Messrs. Pitts (Chairman), and Pillsbury.

     The following philosophy and principles have been set forth as a framework within which the Committee operates.

Compensation Committee Philosophy and Guiding Principles

          .    Attract and retain talented management;

          . Closely align management's interests and actions with those of shareholders through the establishment of appropriate award vehicles;

          . Reward employees for enhancing stockholder value through sustained improvement in revenues, customer satisfaction and earnings before interest, taxes, depreciation, and amortization ("EBITDA"); and

          . Position base pay at market so that Sunburst can vary total compensation based on performance.

Executive Compensation Policies

          Compensation Levels

     The Committee relates total compensation levels for Sunburst's executive officers to the total compensation paid to similarly situated executives based on various independently published compensation surveys, primarily conducted and evaluated by independent consultants. Summary data on companies of similar size in the hotel industry are used as the primary comparison and companies in the service sector are used as a secondary comparison.

     Total compensation is targeted to approximate the median of the competitive market data and comparison companies. However, because of the performance-oriented nature of the incentive programs, total compensation may exceed market norms when Sunburst's targeted performance goals are exceeded. Similarly, total compensation may lag the market when performance goals are not achieved. For the twelve-months ended December 31, 1999, total compensation for the executive officers, as a group, was below the median for the primary comparison group (eleven hotel companies).

          Policy with Respect to Qualifying Compensation for Deductibility

     Sunburst's policy with respect to the deductibility limit of Section 162(m) of the Internal Revenue Code generally is to preserve the federal income tax deductibility of compensation paid when it is appropriate and is in the best interests of Sunburst and its stockholders. However, Sunburst reserves the right to authorize the payment of nondeductible compensation if it deems that is appropriate. The Committee intends to monitor Sunburst's compensation programs with respect to such laws.

          Annual Compensation

     The base salary pay practice is to target at the 55th percentile of the market range among the comparison groups for a particular position and to adjust as appropriate for experience and performance.

     Awards under the annual cash bonus program for the twelve-months ended December 31, 1999 were based on certain performance measurements, which were based 60% on achieving targeted EBIDTA, 20% on customer satisfaction goals and 20% on revenue. For the twelve-months ended December 31, 1999, actual performance exceeded the measurement goals for customer satisfaction, and was below the measurement goals for the EBIDTA and revenue components.

          Long-Term Incentives

     Sunburst will award long-term incentives under the 1996 Long-Term Incentive Plan. That plan gives the Compensation Committee the latitude of awarding Incentive Stock Options, non-qualified stock options, restricted stock, and other types of long-term incentive awards. The recommended awards were developed by analyzing peer group average market data and Sunburst's past practice. In June 1997, the Compensation Committee approved a Stock Option Guide Chart for Sunburst's executives. The Stock Option Guide Chart was reviewed and revised in February 1998. It utilizes a market-based salary multiple to establish a competitive range of stock options from which executive awards can be determined.

Compensation of the Chief Executive Officer

     Donald J. Landry was Chief Executive Officer and President throughout 1999. He is compensated pursuant to an employment agreement effective October 15, 1997, as amended on January 6, 2000. The terms of the agreement are described below under "Executive Compensation -- Employment Agreements." Compensation levels for Mr. Landry under the Employment Agreement is based on the compensation paid to Mr. Landry's predecessor. Mr. Landry's bonus, stock option grants, and restricted stock awards for 1999 were based on the 1998 performance of Sunburst.

                          THE COMPENSATION COMMITTEE

                            Leland Pillsbury, Chair
                                Keith B. Pitts

                               PERFORMANCE GRAPH

     The following graph compares the performance of Sunburst's common stock with the performance of the New York Stock Exchange Composite Index ("NYSE Composite Index") and a peer group index (the "Peer Group Index") by measuring the changes in common stock prices from October 16, 1997 (when Sunburst started trading in its present form as owner and operator, but not franchisor of hotels), plus assumed reinvested dividends. The Commission's rules require that Sunburst select a peer group in good faith with which to compare its stock performance by selecting a group of companies in lines of business similar to its own. Accordingly, Sunburst has selected a peer group that includes companies which are actively traded on the New York Stock Exchange or the NASDAQ Stock Market and which are in the hotel franchising and/or hospitality industry. The common stock of the following companies has been included in the Peer Group
Index: Prime Hospitality Corp., Homestead Village, Inc., Candlewood Hotel Company, Inc., and Lodgian, Inc. (formerly known as Servico)./1/

     The graph assumes that $100 was invested on October 16, 1997, in each of Sunburst common stock, the NYSE Composite Index and the Peer Group Index, and that all dividends were reinvested. In addition, the graph weighs the constituent companies on the basis of their respective capitalization, measured at the beginning of each relevant time period.



                             [GRAPH APPEARS HERE]


________________________
 /1/ The Peer Group has changed from the group included in past year's Performance Graph by the deletion of one member, Red Roof Inns, Inc., and the addition of Homestead Village, Inc. Red Roof Inns, Inc. was acquired in 1999 by a global hospitality company and its shares are no longer separately traded. Homestead Village, Inc. competes in the mid-priced extended-stay suite market. That market comprises an increasing share of Sunburst's business.

                             -----------------------------------------------------------------------------
                             10/16/97      12/31/97       6/30/98      12/31/98      6/30/99      12/31/99
----------------------------------------------------------------------------------------------------------
Sunburst                       100.00          95.8          67.3          41.2         59.4          54.5
----------------------------------------------------------------------------------------------------------
NYSE Composite Index           100.00         102.4         117.3         122.9        134.5         134.7
----------------------------------------------------------------------------------------------------------
Peer Group Index               100.00          93.4          79.2          39.9         41.2          29.9
----------------------------------------------------------------------------------------------------------


                            EXECUTIVE COMPENSATION

                                              Summary Compensation Table
                                                Annual Compensation(1)                 Long-Term compensation
                                                ----------------------                 ----------------------

                                 Fiscal                                           Restricted Stock   Stock Option        All Other
Name and Principal Position     Year(1)        Salary     Bonus        Other       Awards ($)(2)     Shares (#)(3)   Compensation(4)
---------------------------    --------        ------     -----        -----      ----------------   -------------   -------------
Donald J. Landry (7)            1999          432,232     89,871                  729,810.00              --            19,100
Vice Chairman and Chief         1998          424,463    198,533                   95,077.85         110,000            19,631
Executive Officer               1997A         421,975    200,508                                     106,000 (7)         6,035
                                1997B         404,250    200,508        (5)               --         100,000 (8)         6,035

James A. MacCutcheon (9)        1999          325,490     62,608                  324,360.00              --            19,378
Executive Vice                  1998          322,980,   141,196                   52,542.01          50,000            20,304
President,                      1997A         312,900     52,263                          --          46,500 (10)       18,682
Chief Financial Officer         1997B         313,578    158,953        (5)               --          67,500 (11)       18,682
& Treasurer

Antonio DiRico (16)             1999          284,472     50,300                          --              --            11,677
President & Chief               1998          259,500    100,120                   35,194.56          65,000             8,360
Operating Officer               1997A         259,499     86,524                          --          80,600 (12)        3,043
                                1997B         196,200     86,584        (5)               --          25,000 (13)        3,043

Kevin D. Hanley                 1999          187,500     27,764                  243,270.00                               525
Senior Vice President           1998          175,000     51,594                   27,750.79          45,000                --
Real Estate Development         1997A         174,999     84,452                          --          51,200 (14)           --
                                1997B         144,890     51,776        (5)               --           2,727 (15)           --

Gregory Miller                  1999          166,000     25,384                  189,210.00                             7,125
Senior Vice President           1998          158,350     66,538        (5)        20,297.20          20,000             7,110
Human Resources                 1997A              --         --                          --              --                --
                                1997B              --         --                          --              --                --

(1) On September 16, 1997, Sunburst changed its fiscal year end on May 31 to December 31. Accordingly, the summary compensation information presented is for the twelve-months ended December 31, 1997 ("1997A"), the fiscal year ended May 31, 1997 ("1997B"). Summary compensation data paid to the Named Officers during the period between January 1, 1997 and May 31, 1997 is reflected in each of the 1997A and 1997B periods.

(2) On June 29, 1998, Sunburst issued restricted stock to officers in lieu of merit increases for calendar year 1998, which vest over three (3) years. On June 16, 1999, Sunburst issued restricted stock to officers as part of the long-term compensation program, which vest over five (5) years.

(3) For all of the Named Officers, except for Mr. MacCutcheon, the grants in 1997B represent options to purchase shares of Manor Care common stock. In connection with the Manor Care Spin-off, the options to purchase Manor Care common stock were converted, in some cases 100%, to options to purchase Sunburst common stock. For Mr. MacCutcheon and with respect to grants in 1997B and for all of the Named Officers with respect to grants in 1997A, represents options to acquire shares of Sunburst common stock. In connection with the Choice Spin-off, the options to purchase Sunburst common stock were converted to successor options to purchase Sunburst common stock and Choice common stock. In all cases, however, the exercise prices were adjusted to maintain the same financial value to the option holder before and after the Manor Care Spin-off and the Choice Spin-off.

(4) Represents amounts contributed by Sunburst for 1999, 1998, 1997A and 1997B under their respective 401(k) Plan and Non-Qualified Savings Plan, which provide retirement and other benefits to eligible employees, including the Named Officers. The value of the amounts contributed in stock by Sunburst for 1999, 1998, 1997A and 1997B under the 401(k) Plan and Non-qualified Savings Plan, respectively, for the Named Offices were as follows: Mr. Landry, $19,150, $19,631, $2,375 and $3,660; Mr. MacCutcheon,
     $19,378, $20,304, $6,240 and $12,443; Mr. DiRico, $11,677, $8,360, $966 and
     $2,077; Mr. Hanley $525 and Mr. Miller $7,125, $7,110.

(5) The value of perquisites and other compensation does not exceed the lesser of $50,000 or 10% of the amount of annual salary and bonus paid as to any of the Named Officers.

(6) Mr. Landry was appointed Vice Chairman and Chief Executive Officer upon the Spin-off. Prior to the Spin-off, he was President of Sunburst.

(7) In connection with the Spin-off, Mr. Landry converted his previously issued Choice options into options to purchase 124,631 shares of Sunburst common stock at an exercise price of $7.8815 and 53,000 shares of Choice common stock at an exercise price of $13.2791.

(8) In connection with the Spin-off, Mr. Landry converted his previously issued Choice options into options to purchase 291,795 shares of Sunburst common stock at an exercise price of $7.1894 and 153,497 shares of Choice common stock at an exercise price of $12.113.

(9) For 1996 and part of 1997B, Mr. MacCutcheon was Senior Vice President, Chief Financial Officer and Treasurer of Manor Care and Sunburst. On November 1, 1996, Mr. MacCutcheon resigned from Manor Care and assumed the position of Executive Vice President, Chief Financial Officer and Treasurer of Sunburst. The compensation reflected for 1996 and 1997B are total compensation received for services rendered to both Manor Care and Sunburst. For the period of 1997B after the Manor Care Spin-off, the amount of compensation paid solely by Sunburst was $209,052 for salary and $103,690 for bonus. In connection with the Spin-off, Sunburst and Choice entered into a Consulting Agreement whereby Choice would reimburse Sunburst for 30% of Mr. MacCutcheon's base salary and bonus from October 15, 1997 through November 1, 2001. See "Certain Relationships and Related Transactions."

(10) In connection with the Spin-off, Mr. MacCutcheon converted his previously issued Choice options into options to purchase 54,673 shares of Sunburst common stock at an exercise price of $7.835 and 23,250 shares of Choice common stock at an exercise price of $13.2008.

(11) In connection with the Spin-off, Mr. MacCutcheon converted his previously issued Choice options into options to purchase 138,806 shares of Sunburst common stock at an exercise price of $6.884, 47,082 shares of Sunburst common stock at an exercise price of $7.1894, 30,308 shares of Choice at an exercise price of $11.5986 and 15,642 shares of Choice common stock at an exercise price of $12.113.

(12) In connection with the Spin-off, Mr. DiRico converted his previously issued Choice options into options to purchase 111,739 shares of Sunburst common stock at an exercise price of $7.835 and 30,225 shares of Choice common stock at an exercise price of $13.2008.

(13) In connection with the Spin-off, Mr. DiRico converted his previously issued Choice options into options to purchase 82,498 shares of Sunburst common stock at an exercise price of $7.1894 and 32,706 shares of Choice common stock at an exercise price of $12.113.

(14) In connection with the Spin-off, Mr. Hanley converted his previously issued Choice options into options to purchase 70,981 shares of Sunburst common stock at an exercise price of $7.835 and 19,200 shares of Choice common stock at an exercise price of $13.2008.

(15) In connection with the Spin-off, Mr. Hanley converted his previously issued Choice options into options to purchase 3,779 shares of Sunburst common stock at an exercise price of $7.1894 and 1,024 shares of Choice common stock at an exercise price of $12.113.

(16) Mr. DiRico resigned from Sunburst effective June 2, 1999. Pursuant to the terms of an Agreement Mr. DiRico is entitled to receive salary and other benefits through September 6, 2000.

Stock Options

     The following tables set forth certain information at December 31, 1999 and for the twelve-months then ended concerning options to purchase Sunburst common stock granted to Named Officers. All common stock figures and exercise prices have been adjusted to reflect stock dividends and stock splits effective in prior fiscal years. With the Choice Spin-off, existing Sunburst stock options were subject to certain adjustments or conversions into options to purchase shares of Sunburst common stock and Choice common stock. The table below represents the options grants on a post-conversion basis.

                          STOCK OPTION GRANTS IN 1999

                                                                   Individual Grants
                                                   -------------------------------------------------------
                                                                                                             Potential Realizable
                                                                                                                Value of Assumed
                                                               Percentage of                                   Rate of Stock Price
                                                   Number of   Total Options                                     Appreciation for
                                                    Options    Granted to all    Exercise Base   Expiration      Option Term (2)
                                                                                                               --------------------
     Name                                           Granted   Employees in 1999  Price Per Share    Date        5%             10%
     -------------------------------------------    -------   -----------------  --------------- ----------    --------------------
     Stewart Bainum, Jr...........................     0              --               --            --          --            --
     Donald J. Landry (1).........................     0              --               --            --          --            --
     James A. MacCutcheon (1).....................     0              --               --            --          --            --
     Antonio DiRico (1)...........................     0              --               --            --          --            --
     Kevin P. Hanley (1)..........................     0              --               --            --          --            --
     Gregory Miller (1)...........................     0              --               --            --          --            --

(1)  No options were granted in 1999.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast future possible appreciation, if any, of the stock price. Since options are granted at market price, a zero percent gain in the stock price will result in no realizable value to the optionees.

                      AGGREGATED OPTION EXERCISES IN 1999
                          AND YEAR-END OPTION VALUES

                                     Shares                         Number of Unexercised         Value of Unexercised in-the-money
                                   Acquired on      Value       Options at December 31, 1999 (2)   Options at December 31, 1999 (1)
                                                                --------------------------------   --------------------------------
                                    Exercise       Realized     Exercisable     Unexercisable      Exercisable       Unexercisable
                                    --------       --------     -----------     -------------      -----------       -------------
                   Name                $              $              $               $                  $                 $
                                    --------       --------     -----------     -------------      -----------       -------------
     Stewart Bainum, Jr.  .......                                  75,112           486,801          135,182.10          12,197.08
     Donald J. Landry............                                 454,766            19,889          469,185.29         275,828.98
     James A. MacCutcheon........                                 277,208           198,359          301,797.93          37,560.51
     Antonio DiRico (3)..........                                 133,308            60,300           10,570.08             705.79
     Kevin P. Hanley.............                                  39,660            80,100                  --                 --
     Gregory Miller..............                                  25,478            48,214                  --                 --

(1) The closing prices of Sunburst common stock as reported by the New York Stock Exchange on December 31, 1999 were $5.625. The value is calculated on the basis of the difference between the option exercise price and such closing price multiplied by the number of shares of Sunburst common stock underlying the option.

(2) On February 16, 2000, the Board of Directors passed a resolution authorizing Sunburst to offer current employees the opportunity to terminate stock options with a strike price of $5.25 (the then current fair market price) or higher, and replace the terminated options with an award of restricted stock to be based upon a Black-Scholes valuation of the stock options terminated. As of March 16, 2000, all current employees elected to terminate the above market-value stock options.

(3) Pursuant to the terms of an Agreement with Mr. DiRico, all stock options awarded prior to June 2, 1999 shall continue to vest until July 2, 2000. Vested options may be exercised on or before August 1, 2000. All unvested options and/or unexercised options will then be cancelled.

Employment Agreements

     On October 15, 1997, Sunburst amended and restated an employment agreement with Stewart Bainum, Jr., providing for Mr. Bainum, Jr.'s employment as Chairman of Sunburst's Board of Directors. The agreement had a term of three years. The Agreement terminated on July 15, 1998 when Mr. Bainum, Jr. resigned from the Board. Mr. Bainum, Jr. rejoined the Board on December 4, 1998, as a non-employee director, he became an employee director (without an employment agreement) in January 1999.

     Sunburst entered into an Employment Agreement with Donald J. Landry on June 25, 1997, effective upon the Spin-off on October 15, 1997 as amended on January 6, 2000. The agreement has a term of three years from October 15, 1997 with automatic one year extensions unless notice to not renew given one year prior to the expiration date and provides for a base salary of $424,462 per annum, subject to annual adjustments, and an annual bonus of up to 60% of his base compensation, based upon Sunburst's performance. In the event of a change in control, as defined in the agreement, Mr. Landry has the right to terminate the agreement within six months.

     Sunburst entered into an Employment Agreement with James A. MacCutcheon on October 31, 1996, effective November 1, 1996. The agreement has a term of five years and provides for a base salary of $313,578 per annum, subject to annual adjustments, and an annual bonus of up to 55% of his base compensation, based upon Sunburst's performance.

     Sunburst adopted an Officer Retention and Severance Plan (the "Plan") effective January 21, 1999, which provides that any officer who is terminated
(i) due to a Change of Control as that term is defined in the Second Amendment to the 1996 Long-Term Incentive Plan; (ii) without cause; or (iii) constructively through a significant reduction in compensation and responsibilities measured as of the date of the Plan and, who is not under contract with Sunburst, shall receive base salary for twelve-months plus two weeks for each year of service with Sunburst and its predecessor companies, to be paid bi-weekly. Payments will be reduced by any salary earned from other employment by the officer. Any officer under contract will be covered by the terms of the individual contract.

Retirement Plans

     Sunburst has adopted the Sunburst Hospitality Corporation Supplemental Executive Retirement Plan (the "SERP"). Participants are Senior Vice Presidents and other officers selected by the Board of Directors to participate.

     Participants in the SERP receive a monthly benefit for life based upon final average salary and years of service. Final average salary is the average of the monthly base salary, excluding bonuses or commissions, earned in a 60 month period which produces the highest average out of the last 120 months of employment, prior to the first occurring of the early retirement date or the normal retirement date. The nominal retirement age is 65, and participants must have a minimum of 15 years of service. Participants may retire at age 60 and may elect to receive reduced benefits commencing prior to age 65, subject to Board approval. All of the Named Officers who are participants are age 55 or younger, so that none of their compensation reported above would be included in the final average salary calculation.

     Assuming that the following officers continue to be employed by Sunburst until they reach age 65, their credited years of service are as follows:

                                          Current Years          Years of Service
     Name of Individual                   of Service                at Age 65
     ------------------               ---------------------------------------------------
     Donald J. Landry                         8                         21
     James A. MacCutcheon                    12                         29
     Kevin P. Hanley                          5                         27
     Gregory Miller                           8                         23
     Douglas H. Verner                        2                         19

     The table below sets forth estimated annual benefits payable upon retirement to persons in specified compensation and years of service classifications. These benefits are straight life annuity amounts, although participants have the option of selecting a joint and 50% survivor annuity or ten-year certain payments. The benefits are not subject to offset for social security and other amounts.

                          Years of Service/Benefit as
                       Percentage of Final Average Salary
                       ----------------------------------

          Remuneration         15/15%    20/22.5%    25 or more/30%
          ------------        --------   ---------   --------------
             $ 300,000         $45,000   $ 67,500        $ 90,000
               350,000          52,500     78,750         105,000
               400,000          60,000     90,000         120,000
               450,000          67,500    101,250         135,000
               500,000          75,000    112,500         150,000
               600,000          90,000    135,000         180,000


     In November 1996, Sunburst established the Sunburst Hospitality Corporation Retirement Savings and Investment Plan (the "401(k) Plan"). The 401(k) Plan is a defined contribution retirement, savings and investment plan qualified under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and includes a cash or deferred arrangement under Section 401(k) of the Code. All employees age 21 or over and who have worked for Sunburst for a twelve month period during which such employee completed at least 1,000 hours will be eligible to participate. Subject to certain non-discrimination requirements, each employee will be able to contribute an amount to the 401(k) Plan on a pre-tax basis up to 15% of the employee's salary, but not more than the current Federal limit of $10,000. Sunburst will match contributions made by its employees subject to certain limitations. The amount of the match will be equal to a percentage of the amount of salary reduction contribution made on behalf of a participant during the plan year based upon a formula that involves the profits of Sunburst for the year and the number of years of service of the participant. Amounts contributed by Sunburst pursuant to its 401(k) Plan for Named Officers are included in the Summary Compensation Table under the column headed "All Other Compensation."

     Sunburst also adopted the Sunburst Hospitality Corporation Non-Qualified Retirement Savings and Investment Plan ("Non-Qualified Savings Plan"). Certain select highly compensated members of management of Sunburst will be eligible to participate in the Non-Qualified Savings Plan. The Non-Qualified Savings Plan is structured so as to provide the participants with a pre-tax savings vehicle to the extent that pre-tax savings are limited under the 401(k) Plan as a result of various governmental regulations, such as non-discrimination testing. Amounts contributed by Sunburst under its Non-Qualified Savings Plan for fiscal year 1999 for the Named Officers are included in the Summary Compensation Table under the column headed "All Other Compensation."

     The Sunburst match under the 401(k) Plan and the Non-Qualified Savings Plan is limited to a maximum aggregate of 6% of the annual salary of a participant. Likewise, participant contributions under the two plans will not exceed the aggregate of 15% of the annual salary of a participant.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Manor Care

     Stewart Bainum, Jr. is the Chairman of Sunburst's Board of Directors and of Manor Care's Board of Directors.

     Manor Care Lease Agreements

     Sunburst was part of Manor Care, Inc. ("Manor Care") until November 1, 1996, when the stock of Sunburst was distributed as a dividend to Manor Care stockholders. That distribution is referred to as the Manor Care Spin-off.

     In connection with the Manor Care Spin-off, Sunburst and Manor Care entered into a lease agreement with respect to the complex at 10750 and 10770 Columbia Pike, Silver Spring, Maryland (the "Silver Spring Complex") at which Sunburst's principal executive offices were located (the "Silver Spring Lease"). After the Spin-off, Sunburst remained obligated under the Silver Spring Lease and had subleased space at 10750 Columbia Pike to Choice Hotels International, Inc. ("Choice") pursuant to a sublease. In June 1998, Manor Care sold the Silver Spring Complex and Sunburst enter into a new lease with the new owner. The sublease was terminated.

     Sunburst and Manor Care also entered into (i) a sublease agreement with respect to certain office space in Gaithersburg, Maryland (the "Gaithersburg Lease") pursuant to which Sunburst was obligated to rent from Manor

Care, certain additional space as such space became available during the 30 month period following the date of the Manor Care Spin-off. The Gaithersburg lease was terminated in February 1999.

     In addition, at the time of the Manor Care Spin-off, the parties entered into a sublease agreement with respect to the Comfort Inn N.W., Pikesville, Maryland, pursuant to which Sunburst subleases the property from Manor Care on the same terms and conditions that govern Manor Care's rights and interests under the lease relating to such property. No payments are made to Manor Care under the sublease.

     During the twelve-month period ended December 31, 1999, there were no payments made by Sunburst to Manor Care under the Gaithersburg Lease and the Silver Spring Lease. A payment of $4,000,000 was paid to Manor Care Inc. to settle previous balances owed under all outstanding Agreements, including the Gaithersburg Lease.

     Corporate Services Agreement

     Sunburst and Manor Care entered into the Corporate Services Agreement (the "Corporate Services Agreement") which provides for the provision, by Manor Care, of certain corporate services, including administrative, accounting, systems and, for a fixed annual fee of $1.0 million, certain consulting services. The term of the Consulting Services Agreement is 30 months from November 1, 1996. Sunburst terminated all services except the consulting services under the Corporate Service Agreement in the first quarter of 1998. In February 1999, this Sunburst entered into a release with Manor Care which effectively terminated the consulting services payment obligation.

Relationship with Choice

     On October 16, 1997, Sunburst distributed as a dividend to its stockholders the stock of Choice Hotels. That distribution is known as the Choice Spin-off. In connection with the Choice Spin-off, Sunburst and Choice entered into certain agreements intended to govern the relationship between the parties after the Choice Spin-off. In addition, Sunburst is Choice's largest franchisee. The material terms of certain of these agreements and other arrangements, entered into between Sunburst and Choice, including the franchise agreements with respect to Sunburst's hotels, are described below.


     Distribution Agreement

     In connection with the Choice Spin-off, Sunburst and Choice entered into a Distribution Agreement which provided for, among other things, the principal corporate transactions required to effect the Choice Spin-off, the assumption by Choice of all liabilities relating to its business and the allocation between Sunburst and Choice of certain other liabilities, certain indemnification obligations of Sunburst and Choice and certain other agreements governing the relationship between Sunburst and Choice with respect to or in consequence of the Choice Spin-off.

     Subject to certain exceptions, Choice has agreed to indemnify Sunburst and its subsidiaries against any loss, liability or expense incurred or suffered by Sunburst or its subsidiaries arising out of or related to the failure by Choice to perform or otherwise discharge liabilities allocated to and assumed by Choice under the Distribution Agreement, and Sunburst has agreed to indemnify Choice against any loss, liability or expense incurred or suffered by Choice arising out of or related to the failure by Sunburst to perform or otherwise discharge the liabilities retained by Sunburst under the Distribution Agreement. The foregoing cross-indemnities do not apply to indemnification for tax claims and liabilities, which are addressed in the Tax Sharing Agreement described below.

     To avoid adversely affecting the intended tax consequences of the Choice Spin-off, each of Choice and Sunburst will agree to comply in all material respects with each representation and statement made to any taxing authority in connection with the IRS tax ruling or any other tax ruling obtained by Choice and Sunburst in connection with the Choice Spin-off.

     Under the Distribution Agreement, each of Choice and Sunburst will be granted access to certain records and information in the possession of the other, and requires the retention of such information in its possession for specified periods and thereafter requires that each party give the other prior notice of its intention to dispose of such information. In addition, the Distribution Agreement provides for the allocation of shared privileges with respect to certain information and requires each of Choice and Sunburst to obtain the consent of the other prior to waiving any shared privilege.

     In accordance with the Distribution Agreement, Choice agreed to assume and pay certain liabilities of Sunburst, subject to Choice maintaining a minimum net worth of $40 million, at the date of the Choice Spin-off. As of

December 31, 1997, Sunburst reflected a $19.9 million payable due to Choice on its consolidated balance sheet plus other accounts payable to Choice of approximately $5.1 million. In 1998, net payments of approximately $8 million were paid in cash to Choice. On December 28, 1998, Sunburst and Choice amended the Strategic Alliance Agreement (defined below). As part of that amendment, Choice exchanged the remaining $17 million balance in return for, among other things, the termination of Sunburst's option for the exclusive rights to the MainStay Suites brand and a commitment by Sunburst to build a total of 25 MainStay Suites.

     Strategic Alliance Agreement

     At the time of the Choice Spin-off, Choice and Sunburst entered into a Strategic Alliance Agreement pursuant to which: (i) Sunburst granted a right of first refusal to Choice to franchise any lodging property that Sunburst develops or acquires and intends to operate under franchise; (ii) Sunburst has also agreed, barring a material change in market conditions, to continue to develop Sleep Inns and MainStay Suites hotels so that it will have opened a total of 14 Sleep Inns and 15 MainStay Suites hotels by October 15, 2001 (48 months of the Distribution Date); (iii) Choice has granted to Sunburst an option, exercisable under certain circumstances, to purchase the brand names, marks, franchise agreements and other assets of the MainStay Suites hotel system; (iv) Choice and Sunburst have agreed to continue to cooperate with respect to matters of mutual interest, including new product and concept testing for Choice in hotels owned by Sunburst; and (v) Sunburst has authorized Choice to negotiate with third party vendors on Sunburst's behalf for the purchase of certain items. The Strategic Alliance Agreement extends for a term of 20 years. Either party had the right to terminate the Strategic Alliance Agreement on its fifth, tenth, and fifteenth anniversaries.

     On December 28, 1998, Choice and Sunburst amended the Strategic Alliance Agreement to: (i) cancel Sunburst's option to acquire the MainStay Suites system; (ii) reduce or eliminate liquidated damages with respect the termination of franchise agreements entered into before December 12, 1998 (except for MainStay Suites and Sleep Inn franchise agreements); (iii) cap liquidated damages for termination of MainStay Suites and Sleep Inn franchise agreements;
(iv) change Sunburst's development obligations to 13 Sleep Inns and 25 MainStay Suites by October 15, 2001; and (v) provide certain other global amendments to Sunburst's franchise agreements.

     On February 29, 2000, Choice and Sunburst again amended the Strategic Alliance Agreement to (i) clarify that liquidated damages in the event of termination of the MainStay Suites and Sleep Inn license agreements would be $100,000; (ii) prevent Sunburst from terminating the MainStay Suites license agents before October 15, 2002; (iii) provide Sunburst a credit for MainStay Suites franchise fees if certain financial performance criteria are not achieved by Sunburst's MainStay Suites as a group; (iv) terminate the Non-Competition Agreement (discussed below) between Choice Hotels and Sunburst; (v) eliminate Choice's right of first refusal on Sunburst hotels; (vi) permit Sunburst to build non-Choice branded hotels provided that expenditure on those hotels does not exceed expenditure on the last four MainStay Suites hotels Sunburst has committed to build; (vii) provides a put/call option for Choice to acquire three of Sunburst's poorer performing MainStay Suites hotels in 2000 at a price equal to Sunburst's original cost, with the proceeds used to reduce the balance of Sunburst's term note to Choice, and (viii) provide for payment in full of the term note in the event of a change in control of Sunburst.

     Amendment and Guaranty

     In connection with the Choice Spin-off, Choice entered into the Amendment and Guaranty for the purpose of adding Choice as a party to certain agreements entered into between Sunburst and Manor Care in connection with the Manor Care Spin-off and adding Choice as a guarantor of certain payment obligations of Sunburst to Manor Care pursuant to agreements between Sunburst and Manor Care. Virtually all these obligations have now been satisfied. For a discussion of the Amendment and Guaranty, see "Certain Relationships and Related Transactions-- Relationship with Manor Care" and "--Lease Agreements."

     Term Note

     In connection with the Choice Spin-off, Choice loaned to Sunburst approximately $115 million which was used by Sunburst to repay approximately $96 million outstanding under Former Choice's credit facility and to repay that portion of the former choice indebtedness under a note to Manor Care allocated to Sunburst in connection with the Manor Care Spin-off (approximately $37 million).

     This loan is represented by a Term Note in an aggregate principal amount of $115 million (the "Term Note"). The Term Note has a maturity of five years and accrues interest at a rate equal to 500 basis points above the interest rate on a 5-year U.S. Treasury Note. The Term Note is subordinated to all senior debt of Sunburst and contains certain restrictive covenants comparable to those contained in Sunburst's senior credit facility (including restrictions on Sunburst's ability to make certain investments, incur debt, pay dividends, dispose of assets and create liens on its assets).

     Corporate Services Agreement

     Sunburst and Choice entered into a Corporate Service Agreement which provides that Choice will provide to Sunburst certain corporate support services, including human resources, accounting, tax and computer systems support, and Sunburst will provide to Choice certain services including asset management and accounts payable processing. As of March 31, 1999, all services provided by either party under the Corporate Services Agreement, except for human resources and tax services provided by Choice, was terminated. During fiscal year 1999, Choice paid Sunburst $42,165.00 and Sunburst paid Choice $494,004.00 for services under the Corporate Services Agreement.

     Consulting Agreement

     Sunburst and Choice entered into a Consulting Agreement in which Sunburst will provide consulting and advisory services to Choice related to financial issues affecting Choice. The term of the agreement commences October 15, 1997 and terminates on November 1, 2001. Sunburst is entitled to an annual retainer fee equal to 30% of the annual compensation (including base salary, incentive bonus and fringe benefits) paid to James A. MacCutcheon by Sunburst during such period. If Mr. MacCutcheon ceases to be employed by Sunburst, the agreement can be terminated by either party, but if terminated by Choice, then Choice shall pay Sunburst a termination fee equal to 30% of any amount due by Sunburst to Mr. MacCutcheon under his employment agreement as a result of his separation. During fiscal year 1999, Choice paid Sunburst $157,726.00 pursuant to the Consulting Agreement.

     Tax Sharing Agreement

     Choice and Sunburst have entered into a Tax Sharing Agreement for purposes of allocating tax liabilities of Former Choice from before the Choice Spin-off among Choice and Sunburst and their respective subsidiaries. In general, Sunburst will be responsible for (i) filing consolidated federal income tax returns for Sunburst affiliated group and combined or consolidated state tax returns for any group that includes a member of Sunburst affiliated group, including in each case Choice and its subsidiaries for the periods of time that such companies were members of the applicable group and (ii) paying the taxes relating to such tax returns to the applicable taxing authorities (including any subsequent adjustments resulting from the redetermination of such tax liabilities by the applicable taxing authorities). Choice will reimburse Sunburst for the portion of such taxes that relates to Choice and its subsidiaries, as determined based on their hypothetical separate Sunburst income tax liabilities. Choice and Sunburst have agreed to cooperate with each other, and to share information, in preparing such tax returns and in dealing with other tax matters.

     Employee Benefits Allocation Agreement

     In connection with the Choice Spin-off, Choice and Sunburst entered into an Employee Benefits and Other Employment Matters Allocation Agreement (the "Employee Benefits Allocation Agreement"). The Employee Benefits Allocation Agreement provides for the allocation subsequent to Choice Spin-off of employee benefits, as they relate to employees who remained employed by Sunburst or its subsidiaries ("Sunburst Employees") after the Spin-off and employees who are employed by Choice or its subsidiaries after the Spin-off ("Choice Employees"). Pursuant to the Employee Benefits Allocation Agreement, Sunburst will continue sponsorship of the various Sunburst profit sharing plans, stock plans and health and welfare plans with respect to Sunburst Employees. Choice has established a number of plans which allow it to provide to its employees substantially the same benefits currently provided to them as employees of Sunburst. The Employee Benefits Allocation Agreement provides for cross-guarantees between Choice and Sunburst with respect to the payment of benefits under certain plans and for cross-indemnification with respect to employment-related claim relating to prior to the Choice Spin-off.

     The Employee Benefits Allocation Agreement also provided for the adjustment of outstanding options to purchase shares of Sunburst common stock held by Sunburst Employees, Choice Employees and employees of Manor Care who held such options as a result of the Manor Care Spin-off.

     Transitional Service Agreements

Choice and Sunburst have entered into a number of agreements pursuant to which Choice provides, or will provide, certain continuing services to Sunburst for a transitional period. Such services will be provided on market terms and conditions. Subject to the termination provisions of the specific agreements, Sunburst will be free to procure such services from outside vendors or may develop an in-house capability in order to provide such services internally. The primary transitional services agreements are summarized below.

     Pursuant to the Employee Benefits Administration Agreement, Choice provides certain benefits, compensation and other services. Such other services may include benefit plan administration and accounting, COBRA administration, regulatory compliance and certain fiduciary services. Pursuant to the Tax Administration Agreement, Choice provides certain sales, use, occupancy, and personal property tax return administration, audit and appeals services for Sunburst. All such Service Agreements were terminated as of December 31, 1999.

     Franchise Agreements

     The Clarion, Comfort, Econo Lodge, Sleep Inn, Quality, MainStay Suites and Rodeway marks are each owned by Choice. Each hotel property owned by Sunburst is subject to a franchise agreement between Choice and Sunburst, as franchisee (the "Franchise Agreements"). (The material terms of such agreements are described below.) Total fees paid to Choice for franchising, royalty, marketing and reservation fees for fiscal year 1999 were $10.2 million.

          Term

     Each Franchise Agreement has an initial term of 20 years, except the agreement for the Rodeway Inn in Tempe, Arizona which is a year to year agreement. The Rodeway Inn was sold in September, 1999. The Franchise Agreements have varying original dates, from 1982 through 1996. Certain Franchise Agreements allow for unilateral termination by either party on the 5th, 10th, or 15th anniversary of the Franchise Agreement. In addition, all franchise agreements allow for early termination by Sunburst, subject to liquidated damage provisions which range from zero dollars to a maximum of $100,000 per property.

          Termination by Sunburst

     Sunburst (except with respect to one property as described below) may terminate a Franchise Agreement if Choice defaults on its material obligations under such Franchise Agreement and fails to cure such defaults within 30 days following written notice. The Franchise Agreement with respect to the Quality Hotel--Arlington (the "Non-Standard Franchise Agreement") does not allow such a termination.

          Termination by Choice

     Choice (except with respect to the Non-Standard Franchise Agreement) may suspend or terminate a Franchise Agreement at any time, if, among other things, Sunburst (a) fails to submit reports when due; (b) fails to pay amounts due under such Franchise Agreement; (c) fails to pay its debts generally as they become due; or (d) receives two or more notices of default for similar reasons for any 12 month period. Choice (except with respect to the Non-Standard Franchise Agreement) may terminate a Franchise Agreement immediately upon notice to Sunburst if, among other things, (a) certain bankruptcy events occur with respect to Sunburst; (b) Sunburst loses possession or the right to possession of the Property; (c) Sunburst breaches transfer restrictions in the related Franchise Agreement; (d) any action is taken to dissolve or liquidate Sunburst; or (e) there is a threat or danger to the public health and safety in the continued operation of the Property.

     The Non-Standard Franchise Agreement has termination provisions similar to those in the other Franchise Agreements. Choice may terminate the Non-Standard Franchise Agreement immediately upon notice to Sunburst if, among other things,
(a) certain bankruptcy events occur with respect to Sunburst; (b) certain breaches of the related agreements are not remedied; (c) any action is taken to dissolve or liquidate Sunburst; or (d) legal proceedings against Sunburst are not dismissed within a certain period of time.

          Fees

     The Franchise Agreements require the payment of certain fees and charges, including the following: (a) a royalty fee of between 1.93% to 5.0% of monthly gross room revenues; (b) a marketing fee of between 0.7% and

2.5% plus $0.28 per day multiplied by the specified room count; and (c) a reservation fee of 0.88% to 1.75% of monthly gross room revenues (or 1% of monthly gross room revenues plus $1.00 per room confirmed through Choice's reservation system). The marketing fee and the reservation fee are subject to reasonable increases during the term of the franchise if Choice raises such fees uniformly among all its franchisees, generally. Late payments (i) will be a breach of the Franchise Agreement and (ii) will accrue interest from the date of delinquency at a rate of 1.5% per month or portion thereof.

     In December 1998, Sunburst and Choice entered into an agreement which provides that (i) Sunburst shall pay an application fee of $20,000 on all future MainStay Suites franchise agreements, and (ii) no royalties, marketing or reservation fees shall be payable for a period of two years for the next ten MainStay Suites franchise agreements entered into after the amendment.

          Certain Covenants

     The Franchise Agreements impose certain affirmative obligations upon Choice including: (a) to lend the Franchisee an operations manual; (b) to utilize money collected from marketing and reservation fees to promote those aspects of the franchise business; and (c) to periodically inspect the Property. The Franchise Agreements also impose affirmative obligations upon Sunburst including: (a) to participate in a specified reservation system; (b) to keep and comply with the up-to-date version of Choice's rules and regulations for properly running the specified franchise; (c) to prepare monthly financial and other records; (d) to not interfere with the franchised mark(s) and Choice's rights thereto; and (e) to maintain certain specified insurance policies.

          Assignments

     Sunburst is prohibited from directly or indirectly selling, assigning, transferring, conveying, pledging or mortgaging its interest in the Franchise Agreement, or any equity interest in such franchise interests without the consent of Choice except that, among other things, certain percentages of ownership interests in Sunburst may be transferred without Choice's consent. Choice's consent to such transfers, will not be given unless, among other things: (a) all monetary obligations due under the Franchise Agreement are paid to Choice; (b) no defaults under the Franchise Agreement remain uncured; (c) the transferee agrees in writing to upgrade the related Property to the then-current standards; and (d) the transferee agrees to remain liable for all obligations under the Franchise Agreement so transferred.

     Choice is permitted to assign all or any part of its rights or obligations under the Franchise Agreements. However, the Franchise Agreements (with the exception of the Non-Standard Franchise Agreement) do not permit Choice to absolve itself from the obligations that it transfers under the Franchise Agreement. Upon the assignment of Choice's obligations under the Non-Standard Franchise Agreement, Choice will no longer be liable with respect to the obligations it so transfers.

     Non-Competition Agreement

     Choice and Sunburst entered into a non-competition agreement that defines the rights and obligations with respect to certain businesses to be operated by Choice and Sunburst. Under the non-competition agreement, for a period of five years from the date of the Spin-off, Sunburst will be prohibited from conducting any business that competes with the franchise business operated by Choice. Sunburst will also be prohibited from acquiring any entity conducting a business that competes with the Choice. During the term of the non-competition agreement, Choice will be prohibited from conducting any business that competes with the business operated by Sunburst. Choice is also prohibited from acquiring any entity conducting a business that competes Sunburst.

     On February 29, 2000, the Non-Competition Agreement was terminated.

Potential Conflict in Choice Relationship

     The ongoing relationship between Choice and Sunburst resulting from the agreements and arrangements described above may potentially give rise to conflict of interest between Choice and Sunburst. With respect to the agreements between the parties, the potential exists for disagreements as to the quality of the services provided by the parties and as to contract compliance.

     Stewart Bainum, Jr. serves as Chairman of the Boards of Directors of both Sunburst and Choice. As a result of the Choice Spin-off, Mr. Bainum, Jr. and certain other officers and directors of Sunburst and Choice, own shares and/or options or other right to acquire shares in each of Sunburst and Choice. Appropriate policies and procedures are followed by the Boards of Directors of Choice and Sunburst to limit the involvement of the overlapping directors (and, if appropriate, relevant officers of such companies) in conflict situations, including requiring them to abstain from voting as directors of either Choice or Sunburst on certain matters which present a conflict between the two companies.


Relationship With Independent Public Accountants

     Since 1996, Arthur Andersen LLP has served as Sunburst's independent public accounting firm. It is expected that representatives of Arthur Andersen will be present at the annual meeting. They will be given an opportunity to make a statement if they desire to do so, and it is expected that they will be available to respond to appropriate questions.

Other Relationships

     During the twelve-months ended December 31, 1999, Sunburst paid to Allen & Company Incorporated a total of $46,975.00 in brokerage commissions in connection with the repurchase of Sunburst common stock by Sunburst. Paul A. Gould, a director of Sunburst, is a Managing Director of Allen & Company. From January 1, 2000 through March 30, 2000, an additional $3,547.50 was paid to Allen & Company in brokerage commissions for such stock repurchases.

                     MISCELLANEOUS ADMINISTRATIVE MATTERS

Procedures for Stockholder Proposals and Nominations

     Under Sunburst's Bylaws, nominations for director may be made only by the Board of Directors or a committee of the board, or by a stockholder entitled to vote who has delivered notice to Sunburst not less than 60, nor more than 90, days before the first anniversary of the preceding year's annual meeting, unless the meeting is advanced by more than 30 days. The deadline for submitting stockholder nominations for the 2001 Sunburst annual meeting is March 10, 2001.

     The Bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of meeting (which includes stockholder proposals that Sunburst is required to set forth in its proxy statement under Commission Rule 14a-8) or as otherwise brought before the meeting by or at the direction of the board or by a stockholder entitled to vote who has delivered notice to Sunburst (containing certain information specified in the Bylaws) within the time limits described above for a nomination for the election of a director. These requirements are separate and apart from, and in addition to, the Commission's requirements that a stockholder must comply with in order to have a stockholder proposal included in Sunburst's proxy statement under Commission Rule 14a-8.

Stockholder Proposals for 2001 Annual Meeting

     Stockholder proposals intended to be presented at Sunburst's 2001 Annual Meeting of Stockholders must be received by Sunburst's Corporate Secretary no later than March 10, 2001. Such proposals must meet the requirements set forth in the rules and regulations of the Commission in order to be eligible for inclusion in Sunburst's 2001 proxy materials.

Other Matters to Come Before the Meeting

     The Board of Directors does not know of any matters which will be brought before the 2000 annual meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclose proxy card will have discretion to vote in accordance with their best judgment.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") requires Sunburst's reporting officers and directors, and persons who own more than ten percent of Sunburst's common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "Commission"), the New York Stock Exchange and Sunburst. Sunburst believes that all of its reporting officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them during the fiscal year ended December 31, 1999.

                                         By Order Of The Board of Directors



                                         _______________________________
                                         Douglas H. Verner, Secretary
Silver Spring, Maryland
April ____, 2000

                       SUNBURST HOSPITALITY CORPORATION
              10770 Columbia Pike, Silver Spring, Maryland 20901

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                FOR WITH THE ANNUAL MEETING OF THE SHAREHOLDERS

The undersigned hereby appoints Leland Pillsbury and Donald Landry, or each of them, the true and lawful attorneys and proxies, with full power of substitution to attend the Annual Meeting of Shareholders of Sunburst Hospitality Corporation (the "Company") to be held on May 10, 2000 at 11:00 a.m. at the Quality Suites Hotel, 3 Research Court, Rockville, Maryland and at any adjournment thereof, and to vote all shares of common stock held of record which the undersigned could vote, with all the powers the undersigned would possess if personally present at such meeting, as desginated on the reverse side of this proxy.

All shares of Company common stock that are represented at the Annual Meeting by property executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated herein. If no instructions are indicated for Item 1, such proxies will be voted in accordance with the Board of Directors' recommendations as set forth herein with respect so such proposal(s).

                        Please date, sign and mail your

                     proxy card back as soon as possible!



                        Annual Meeting of Shareholders

                       SUNBURST HOSPITALITY CORPORATION


                                 May 10, 2000




                  Please Detach and Mail in Envelope Provided
-------------------------------------------------------------------------------------------------------------------------------
   ---  Please mark your
A | X | votes as in this
   ---  example.
       FOR all nominees          WITHHOLD
       listed to the right       AUTHORITY
     (except as marked to     to vote for nominees
      the category below)        Issued at right

  1 Election of  ---          ---                                                                                         ---
    lines       |   |        |   |      Nominees:  Keith B. Pins            If you plan to attend the Annual Meeting of  |   |
    directors    ---          ---                  Carole Y. Preas          Shareholders, please mark the following box   ---
                                                   Christine A. Shrove      and promptly return the Proxy Card

  Instructions: to withhold authority to vote for any individual nominees(s): write that nominee's name in the space provided below)


  ---------------------------------------





 Signature _______________________  Signature _______________________________________________  DATE ____________________________

NOTE:  (Signatures should correspond exactly with the name or names appearing above.  Attorneys, trustees, executors, administrators, guardians and owners signing in a representative capacity should designate their institutions. If the signature to corporation, please sign the full corporate name by a duly authorized officer.)
